Filed Pursuant to Rule 424(b)(3)
Registration No. 333-273377

PROSPECTUS SUPPLEMENT NO. 1
(to Prospectus dated August 3, 2023)

FOXO Technologies Inc.

Up to 5,625,000 Shares of Class A Common Stock

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated August 3, 2023 (the “Prospectus”), which forms a part of our registration statement on Form S-1 (File No. 333-273377) with the information contained in our current report on Form 8-K, filed with the Securities and Exchange Commission on August 8, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the potential offer and resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees (the “Selling Stockholders”) of up to 5,625,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), which consists of (i) an aggregate of 2,812,500 shares of Class A Common Stock that were purchased by the Selling Stockholders on July 14, 2023 and July 20, 2023 in the first tranche purchase of a private placement transaction (the “2023 Private Placement”), pursuant to the terms of Stock Purchase Agreements, dated July 14, 2023, July 20, 2023 and July 20, 2023, that we entered into with each of the Selling Stockholders, as investors in the 2023 Private Placement (collectively, the “Stock Purchase Agreements”), and (ii) an aggregate of 2,812,500 additional shares of Class A Common Stock that were purchased by the Selling Stockholders on August 4, 2023 in the second tranche purchase of the 2023 Private Placement pursuant to the Stock Purchase Agreements following the effective date of the registration statement of which the Prospectus forms a part. We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Stockholders.

Our Class A Common Stock is currently listed on the NYSE American LLC under the symbol “FOXO.” On August 8, 2023, the closing price of our Class A Common Stock was $0.1561. Our Public Warrants are currently quoted on the OTC Pink Marketplace under the symbol “FOXOW.” On August 8, 2023, the closing price of our Public Warrants was $0.0045.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” as the term is used in the Jumpstart Our Business Startups Act of 2012 and will be subject to reduced public company reporting standards. As such, we have elected to comply with certain reduced public company reporting requirements for this and future filings.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 12 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 8, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date Earliest Event Reported): August 4, 2023

FOXO TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39783	85-1050265
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

729 N. Washington Ave., Suite 600 Minneapolis, MN	55401
(Address of Principal Executive Offices)	(Zip Code)

(612) 562-9447

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	FOXO	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities.

On August 4, 2023, FOXO Technologies Inc. (the “Company”), following the effectiveness of the registration statement on Form S-1 (File No. 333-273377) that was filed with the U.S. Securities and Exchange Commission (the “SEC”) on July 21, 2023 (as amended, the “Resale Registration Statement”), closed the second tranche (the “Second Tranche”) of its private offering (the “Offering”) of Class A common stock, par value $0.0001 per share (“Common Stock”) pursuant to the terms of three separate Stock Purchase Agreements, dated July 14, 2023, July 20, 2023 and July 20, 2023 (collectively, the “Stock Purchase Agreements”), each between the Company and an accredited investor (collectively, the “Buyers”). In the Second Tranche, the Buyers purchased a total of 2,812,500 shares of Common Stock (the “Second Tranche Shares”) at a price of $0.08 per share, resulting in $225,000 in aggregate gross proceeds for the Company.

The Second Tranche Shares were issued and sold pursuant to an exemption from the registration requirements under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 of Regulation D promulgated thereunder. Each Buyer is an “accredited investor” as that term is defined in Rule 501(a)(1) under the Securities Act, and purchased shares of Common Stock in the Offering as an investment, which did not involve a general solicitation. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

The foregoing description of the Stock Purchase Agreements is qualified in its entirety by reference to the form of Stock Purchase Agreement attached hereto as Exhibit 10.1, which is incorporated herein by reference.

As of August 8, 2023, after taking into account the issuance of the Second Tranche Shares, the Company has 52,105,892 shares of Common Stock issued and outstanding.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Form of Stock Purchase Agreement (Incorporated by reference to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 20, 2023 (File No. 001-39783))

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOXO Technologies Inc.

Date: August 8, 2023	By:	/s/ Tyler Danielson
		Name:	Tyler Danielson
		Title:	Interim Chief Executive Officer

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